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                                                                Exhibit 99(a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 3, 1997 and the related Letter of Transmittal, and is being made to all Shareowners. Resources is not aware of any jurisdiction where the making of an Offer or the tender of Shares is not in compliance with any applicable law. If Resources becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Resources will make a good faith effort to comply with such law. If, after such good faith effort, Resources cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Resources by Merrill Lynch & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

                              PP&L Resources, Inc.
                      Notice of Offer to Purchase for Cash
              Any and All Outstanding Shares of Preferred Stock of
                       Pennsylvania Power & Light Company

        4 1/2% Preferred Stock at a Purchase Price of $80.00 Per Share
                            (CUSIP No. 709051-40-3)

     3.35% Series Preferred Stock at a Purchase Price of $52.02 Per Share
                            (CUSIP No. 709051-20-5)

     4.40% Series Preferred Stock at a Purchase Price of $70.51 Per Share
                            (CUSIP No. 709051-30-4)

     4.60% Series Preferred Stock at a Purchase Price of $73.72 Per Share
                            (CUSIP No. 709051-50-2)

    5.95% Series Preferred Stock at a Purchase Price of $103.93 Per Share
                            (CUSIP No. 709051-66-8)

    6.05% Series Preferred Stock at a Purchase Price of $104.37 Per Share
                            (CUSIP No. 709051-65-0)

    6.125% Series Preferred Stock at a Purchase Price of $103.68 Per Share
                            (CUSIP No. 709051-68-4)

    6.15% Series Preferred Stock at a Purchase Price of $104.72 Per Share
                            (CUSIP No. 709051-64-3)

    6.33% Series Preferred Stock at a Purchase Price of $104.63 Per Share
                            (CUSIP No. 709051-69-2)

    6.75% Series Preferred Stock at a Purchase Price of $109.17 Per Share
                            (CUSIP No. 709051-67-6)

         PP&L Resources, Inc., a Pennsylvania corporation ("Resources"), invites the holders ("Shareowners") of the 4 1/2% Preferred Stock and each series of Series Preferred Stock listed above (each of the 4 1/2% Preferred Stock and Series Preferred Stock, a "Series of Preferred"; and collectively, the "Preferred Stock") of Pennsylvania Power & Light Company, a Pennsylvania corporation and direct subsidiary of Resources ("PP&L" and together with Resources, the "Companies") to tender any and all of their shares of Preferred Stock ("Shares") for purchase at the price per Share listed above for the Shares tendered, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 3, 1997 and in the related Letter of Transmittal (which together constitute the "Offer") with respect to the applicable Preferred Stock.

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      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
   YORK CITY TIME, ON FRIDAY, APRIL 4, 1997 (THE "EXPIRATION DATE"), UNLESS
        THE OFFER IS EXTENDED WITH RESPECT TO ANY SERIES OF PREFERRED.
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         The Offer for one Series of Preferred is independent of the Offer for any other Series of Preferred. The Offer for a Series of Preferred is not conditioned upon any minimum number of shares of the applicable Series of Preferred being tendered. The Offer, however, is subject to certain other conditions. See "Certain Conditions of the Offer" in the Offer to Purchase.
         Any Shareowner desiring to accept the Offer and tender any or all of his or her Shares should (i) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, (ii) complete and sign the Letter of Transmittal in accordance with the instructions in such Letter of Transmittal, mail or deliver it by hand, together with any other required documents, to Norwest Bank Minnesota, N.A. (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal, or tender such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase under "Procedures for Tendering Shares," or (iii) follow the procedures for guaranteed delivery summarized below and set forth in the Offer to Purchase under "Procedures for Tendering Shares--Guaranteed Delivery Procedures," on or prior to the Expiration Date (set forth above). Shareowners whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Shareowners who desire to tender Shares and whose certificates for such Shares are not available immediately, or who cannot comply in a timely manner with the procedures for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase under "Procedures for Tendering Shares." Resources will pay to each soliciting dealer a solicitation fee for Shares tendered, accepted for payment and paid pursuant to the Offer. See "Fees And Expenses" in the Offer to Purchase.
         EACH SERIES OF PREFERRED STOCK HAS ITS OWN LETTER OF TRANSMITTAL, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR SUCH SERIES OF PREFERRED OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED.
         THE COMPANIES, THEIR BOARDS OF DIRECTORS, AND THEIR EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY SHAREOWNER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. SHAREOWNERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.
         The Offer to Purchase is first being mailed on or about March 3, 1997 and is being sent to all persons in whose names Shares are registered on the books of PP&L as of the close of business on February 24, 1997.
         The information required to be disclosed by Rule 13e-3(e)(1) and Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
         The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.
         Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Resources' expense.

                     The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.
                                 --------------
                                Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 440-9800
                         Call Toll-Free: 1-800-223-2064


                      The Dealer Manager for the Offer is:

                               Merrill Lynch & Co.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           1-888-ML4-TNDR (Toll-free)
                           (1-888-654-8637 (Toll-free)
                                Susan L. Weinberg

March 3, 1997